SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               SILVER DINER, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                        [SILVER DINER LOGO APPEARS HERE]

                              11806 Rockville Pike
                           Rockville, Maryland 20852

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1998
--------------------------------------------------------------------------------

     The annual meeting of stockholders of Silver Diner, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, June 10, 1998 at 10:00 a.m. (Eastern time), at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, for the following purposes:

     1. To elect the Company's directors.

     2. To consider and vote upon a proposal to increase the number of shares of Common Stock that may be granted pursuant to the Company's Stock Option Plan from 350,000 shares to 1,200,000 shares.

     3. To consider and vote upon a proposal to increase the number of shares of Common Stock that may be granted pursuant to the Company's 1996 Non-Employee Director Stock Option Plan from 75,000 shares to 150,000 shares.

     4. To transact such other business as may properly come before the meeting and at any adjournment thereof.

     The Board of Directors has fixed the close of business on April 24, 1998 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                         By Order of the Board of Directors



                                         Ype Von Hengst
                                         Secretary

April 27, 1998

                        [SILVER DINER LOGO APPEARS HERE]

                              11806 Rockville Pike
                           Rockville, Maryland 20852

--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1998

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Silver Diner, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of the Company's stockholders to be held on Wednesday, June 10, 1998 at 10:00 a.m. (Eastern time), at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, and at any adjournment thereof (the "Meeting").

     On April 24, 1998 there were outstanding 11,590,936 shares of the Common Stock. Record holders of the outstanding shares of Common Stock at the close of business on April 24, 1998 are entitled to notice of, and to vote at, the Meeting. Such record holders will be entitled to one vote for each share of Common Stock held of record at the close of business on April 24, 1998. To take action, a quorum, composed of holders of a majority of the outstanding shares of Common Stock, must be represented by proxy or in person at the Meeting.

     Shares of Common Stock represented by valid proxies received by the Company in time for the Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Company's secretary an instrument of revocation or a duly executed proxy bearing a later date.

     Votes cast by proxy or in person at the Meeting will be tabulated by the judge of elections appointed for the Meeting. The judge of elections will treat abstentions as shares of Common Stock that are present and entitled to be voted for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

     This proxy statement, the accompanying proxy, and the Company's annual report to stockholders on Form 10-K for the fiscal year ended December 28, 1997, were first sent or given to stockholders on or about May 6, 1998. ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 1997 WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO: SILVER DINER, INC., ATTENTION: INVESTOR RELATIONS, 11806 ROCKVILLE PIKE, ROCKVILLE, MARYLAND 20852.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Stockholders of record as of the close of business on April 24, 1998, will be entitled to one vote for each share then held. As of that date, the Company had 11,590,936 shares of Common Stock issued and outstanding. The following table sets forth, to the Company's knowledge, the beneficial ownership of Common Stock by each person or entity beneficially owning more than 5% of the shares of the Company's Common Stock, each director, each nominee, and certain executive officers, individually, and all directors and executive officers as a group, as of April 24, 1998.

                                                                                                    AMOUNT
NAME OF BENEFICIAL OWNER                                                                      BENEFICIALLY OWNED         PERCENT
------------------------                                                                      ------------------         -------
Catherine Britton..........................................................................        1,620,154(1),(11)       14.0
Clinton A. Clark...........................................................................          547,526(2),(11)        4.7
Robert T. Giaimo...........................................................................        1,508,472(3)            13.0
Ype Von Hengst.............................................................................          197,881(4)             1.7
Edward H. Kaplan...........................................................................          455,759(5),(11)        3.9
Patrick Meskell............................................................................           40,004(6)               *
George A. Naddaff..........................................................................          272,506(7),(11)        2.3
Louis P. Neeb..............................................................................           34,905(8),(11)          *
Charles M. Steiner.........................................................................          473,466(9),(11)        4.1
Douglas M. Suliman, Jr. ...................................................................          177,397(10),(11)       1.5
Timothy Cusick.............................................................................           20,216(12)              *
Daniel Brannan.............................................................................           13,401(13)              *
T. Rowe Price New Horizons Fund, Inc.......................................................          750,000(14)            6.5
All directors and executive officers as a group (12 persons)...............................        4,760,538                 40%

"*" means less than 1%

---------------
 (1) Includes options for 9,000 shares of Common Stock (the "Shares") under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 11 below. Unless otherwise stated in Notes 1 through 13 below, all references to options are to options exercisable currently and within 60 days of April 24, 1998. Also includes 20,003 Shares subject to options granted to Mr. Clinton A. Clark by Mr. Robert T. Giaimo pursuant to a stock option agreement between such parties, which agreement was assigned by Mr. Giaimo to, and assumed by, Ms. Britton. The options are exercisable at $3.60 per Share at any time prior to April 5, 2004. Does not include 1,508,472 Shares beneficially owned by Mr. Giaimo, Ms. Britton's spouse. Ms. Britton disclaims beneficial ownership of the Shares beneficially owned by Mr. Giaimo.

 (2) Includes: (a) 5,000 Shares held of record by Mr. Clark's minor son; (b) options to purchase 5,000 Shares under the 1991 Stock Option Plan, at an exercise price of $4.05 per Share, (c) options to purchase 9,000 Shares under the 1996 Non-Employee Director Stock Option Plan, at the exercise prices set forth in Note 11 below; and (d) options to purchase 20,003 Shares from Catherine Britton as assignee of Robert T. Giaimo, which options expire on April 5, 2004.

 (3) The 1,508,472 Shares beneficially owned by Mr. Giaimo include the following: (a) 300,000 directly owned Shares; (b) options to purchase 40,000 Shares under the Stock Option Plan at an exercise price of $1.375 per Share; (c) 483,334 Shares owned of record by four persons who were principals of the Company prior to the Merger, which are subject to a voting agreement as described in Note 7; (d) 130,133 Shares which are subject to a voting agreement and are owned of record by GKN Securities Corp. and/or certain assignees thereof; and (e) 555,005 Shares owned of record by stockholders of the Company that are subject to voting agreements. The voting rights described in clause (d) of the preceding sentence have been granted to Mr. Giaimo pursuant to the GKN Voting and Lockup Agreement, which provides that Mr. Giaimo has an irrevocable right to vote such Shares with respect to all matters in which stockholder approval is required under the Delaware General Corporation Law, including, without limitation, voting such stockholders' Shares in favor of nominees to the Board of Directors of the Company and for or against any and all matters that may come before the Company's stockholders for a vote. The proxy continues until the earlier of three years after consummation of the Merger or the sale of the Shares by such stockholders to a non-affiliate in a bona fide transaction for value. The voting rights described in clause
     (e) above have been granted to Mr. Giaimo pursuant to the voting agreements that grant to Mr. Giaimo an irrevocable right to vote with respect to all matters in which stockholder approval is required under the Delaware General Corporation Law, including, without limitation, voting such stockholders' Shares in favor of nominees to the Board of Directors of the Company and for or against any and all matters that may come before the Company's stockholders for a vote. The appointment survives until the earliest of five years after consummation of the Merger, the public offering of Shares by the Company from which the Company realizes $15 million or more, or the death of the stockholder. The 1,508,472 Shares beneficially owned by Mr. Giaimo do not include any Shares beneficially owned by Catherine Britton, Mr. Giaimo's spouse, or Shares issuable upon the exercise of certain outstanding stock option agreements ("Options") that will be subject to the terms of Voting and Lockup Agreements between the holders of such Options and Mr. Giaimo. Mr. Giaimo disclaims beneficial ownership of Shares beneficially owned by Catherine Britton. Pursuant to the Voting and Lockup Agreements, Mr. Giaimo would have the sole power to vote the Shares issued upon the exercise of such Options until the earliest to occur of: (x) March 27, 2001; (y) an underwritten public offering by the Company from which it realizes at least $15 million; or (z) if applicable, termination of the optionee's employment with the Company as a result of death or incapacity. An aggregate of approximately 336,000 Shares issuable upon exercise of Options would be subject to the Voting and Lockup Agreements. Of such Options, approximately 204,000 are currently exercisable through June 24, 1998 (including approximately 129,000 with an exercise price of less than $.01 per Share and approximately 75,000 with an exercise price of between $2.25 and $4.05 per Share) and approximately 132,000 are not exercisable within such period (including approximately 15,000 with an exercise price of less than $.01 per Share and approximately 116,000 with an exercise price of between $2.25 and $4.05 per Share). Mr. Giaimo would have sole power to vote the approximately 204,000 Shares underlying the currently exercisable Options, if such Options were exercised.

 (4) Includes options to purchase 15,000 under the Stock Option Plan, at an exercise price of $1.25 per Share. The Shares owned by Mr. Hengst are subject to the terms of a voting agreement described in clause (e) of Note 3.

 (5) Includes: (a) options to purchase 9,000 Shares under the 1996 Non-Employee Director Stock Option Plan, at the exercise prices set forth in Note 11 below; and (b) options to purchase 5,000 Shares under the 1991 Stock Option Plan, at an exercise price of $4.05 per Share.

 (6) Includes: (a) options to purchase 15,002 Shares under the Earned Ownership Plan at $.0003 per Share; (b) options to purchase 15,002 Shares under the 1991 Stock Option Plan, at an exercise price of $4.05 per Share; and (c) options to purchase 10,000 Shares under the Stock Option Plan, at an exercise price of $1.25 per Share.

 (7) Includes 238,961 Shares with respect to which Mr. Naddaff has granted voting rights to Robert T. Giaimo pursuant to the FTAC Voting and Lockup Agreement, which provides that Robert T. Giaimo has an irrevocable right to vote the aforementioned 238,961 Shares with respect to all matters in which stockholder approval is required under the Delaware General Corporation Law. The right survives until the earlier of (a) five years after consummation of the Merger; (b) the death of the stockholder; or (c) the sale by Robert T. Giaimo of 50% or more of his Shares. Notwithstanding the foregoing, up to 25% of such Shares may be transferred free of the voting restriction during the period commencing 36 months after consummation of the Merger and ending 48 months after such time and up to a total of 50% of such Shares may be transferred free of the voting restrictions during the period commencing 48 months after consummation of the Merger and ending 60 months after such time. In addition, a security interest in the Shares may be granted at any time after 36 months after consummation of the Merger and in the event of a default with respect to such secured debt the Shares may be sold free and clear of such right. Also includes options for 9,000 Shares under the 1996 Non-Employee Director Stock Option Plan, at the exercise prices set forth in Note 11 below.

 (8) Includes: (a) 13,334 Shares owned of record by Neeb Enterprises, Inc., a corporation wholly-owned by Mr. Neeb and of which Mr. Neeb is President and a Director; (b) options to purchase 12,572 Shares under the 1991 Stock Option Plan, at the exercise price of $.003 per Share; and (c) options to purchase 9,000 Shares under the 1996 Non-Employee Director Stock Option Plan, at the exercise prices set forth in Note 11 below.

 (9) Includes: (a) 409,466 Shares held of record by the Steiner Family Partnership ( Mr. Steiner owns a 25% interest in and is the managing partner of The Steiner Family Partnership and, therefore, may be deemed to beneficially own all Shares held of record by such partnership. Except to the extent of his 25% ownership interest in The Steiner Family Partnership, Mr. Steiner disclaims beneficial ownership of such Shares); (b) 50,000 Shares held by the Branch Group, Inc. 401(k) Profit Sharing Plan ( Mr. Steiner is sole trustee of the Branch Group, Inc. 401(k) Profit Sharing Plan and one of a number of beneficiaries thereof, holding an approximate 7% interest in the plan); (c) options to purchase 5,000 Shares under the 1991 Stock Option Plan, at the exercise price of $4.05 per Share; and (d) options to purchase 9,000 Shares under the 1996 Non-Employee Director Stock Option Plan, at the exercise prices set forth in Note 11 below.

(10) Includes 159,307 Shares with respect to which Mr. Suliman has granted voting rights to Mr. Robert T. Giaimo similar to the rights granted to Mr. Giaimo by Mr. George Naddaff, as described in Note 7 above. Also includes options for 9,000 Shares under the 1996 Non-Employee Director Stock Option Plan, at the exercise prices set forth in Note 11 below.

(11) Each non-employee director (seven persons) holds options for 9,000 Shares under the 1996 Non-Employee Director Stock Option Plan, exercisable at the following prices: 1,000 at $6.50 per Share; 1,000 at $5.625 per Share; 1,000 at $5.375 per Share; 1,000 at $3.8125 per Share; 1,000 at $3.4375 per
     Share; 1,000 at $3.125 per Share; 1,000 at $2.125 per Share; 1,000 at $1.25
     per Share; and 1,000 at $1.25 per Share

(12) Includes: (a) options to purchase 7,001 Shares under the 1991 Stock Option Plan, at an exercise price of $4.05 per Share; (b) options to purchase 3,215 Shares under the Earned Ownership Plan, at an exercise price of $.0003 per Share; and (c) options to purchase 10,000 Shares under the Stock Option Plan, at an exercise price of $1.25 per Share.

(13) Includes: (a) options to purchase 4,441 Shares under the Earned Ownership Plan, at an exercise price of $.0003 per Share; (b) options to purchase 2,960 Shares under the 1991 Stock Option Plan, at an exercise price of $4.05 per Share; and (c) options to purchase 6,000 Shares under the Stock Option Plan, at an exercise price of $1.25 per Share.

(14) 750,000 Shares of Common Stock were beneficially owned by T. Rowe Price New Horizons Fund, Inc. as of Feb. 12, 1998, based on such Fund's Amendment Number 1 to Schedule 13G as filed with the U.S. Securities and Exchange Commission.

                             ELECTION OF DIRECTORS

DIRECTORS

     The Board consists of nine directors whose terms continue until the next annual meeting of stockholders, or until their respective successors are elected and have qualified. At each annual meeting, directors are elected for a term of one year to succeed those directors whose term expires at the annual meeting date. The election of each director requires the vote of holders of a plurality of the outstanding Common Stock present and entitled to be voted at the Meeting. The Board has fixed the number of directors for the current year at nine.

     The persons named in the proxy solicited by the Board will vote, unless the proxy is marked otherwise, to elect the persons identified in the table below. If a nominee is unable to serve as a director, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not currently contemplated that any nominee will be unable to serve. All directors have held their present positions for at least five years, except as otherwise indicated. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.

                                                      DIRECTOR
NAME                                           AGE     SINCE     POSITION
----                                           ----   --------   --------
Robert T. Giaimo............................    46      1996     Chairman, President, Chief Executive
                                                                 Officer, and Treasurer
Catherine Britton...........................    44      1996     Director
Clinton A. Clark............................    56      1996     Director
Ype Von Hengst..............................    47      1996     Director, Vice President, Executive Chef,
                                                                 and Secretary
Edward H. Kaplan............................    59      1996     Director
George A. Naddaff...........................    68      1994     Director
Louis P. Neeb...............................    59      1996     Director
Charles M. Steiner..........................    56      1996     Director
Douglas M. Suliman, Jr. ....................    42      1994     Director

     ROBERT T. GIAIMO has been the Company's Chairman of the Board, President, Chief Executive Officer and Treasurer since March 1996 and co-founder, director, president, chief executive officer and treasurer of SDDI since its inception in 1987. Mr. Giaimo was president, chief executive officer and director of Monolith Enterprises, Inc. ("Monolith") from 1971 to January 1987. In 1977, Mr. Giaimo co-founded and operated, through Monolith, The American Cafe restaurant, a restaurant chain which was one of the first restaurants to promote "American cuisine" and helped popularize the croissant sandwich. Mr. Giaimo graduated from the Business School of Georgetown University in 1974 and Harvard University's Smaller Company Management Program in 1982. He is a member of the Young President's Organization and serves as a Director and Co-chairman of Development. In 1993, Mr. Giaimo received an "Entrepreneur of the Year" award from Inc. Magazine in conjunction with Ernst & Young and Merrill Lynch.

     CATHERINE BRITTON has been a Director since March 1996 and was a director of SDDI from July 1995 until the Merger. She assisted with marketing and design of Silver Diner restaurants and has been involved with menu development and concept evolution since SDDI's inception. She also participated extensively in the development of Silver Diner restaurants. Ms. Britton graduated from Georgetown University in 1975, receiving a Bachelor of Arts degree in Philosophy. Ms. Britton earned a Masters Degree in Special Education from George Washington University in 1978.

     CLINTON A. CLARK has been a Director since March 1996 and was a director of SDDI from 1987 until the Merger and during such time served as the chairman of SDDI's Compensation Committee. He is also the president of Ironwood Equity, Inc. and CAC Investments, Inc. From September, 1990 until October 1993, he served as president and chief executive officer of Long John Silvers, Inc., a 1500-store seafood restaurant chain. He was a co-founder and served as president and chief executive officer of Children's Place, a national children's apparel retail and manufacturing company, from 1969 until 1986. Mr. Clark received his B.A. from Missouri School of Mines and Metallurgy in 1963 and an MBA from Harvard Business School in 1965. He also serves on the Board of Trustees of Boys Town and the University of Missouri-Rolla. Mr. Clark also serves as a Director for Ethan Allen, Inc. and for Kerkendall, Krouse and Clark, Inc. More recently, he has joined the
                                       4

Delbarton School Finance Committee and has become a member of the Whitehead Institute for Biomedical Research's Board of Associates.

     YPE VON HENGST has been a Director, Vice President, Executive Chef and Secretary since March 1996 and co-founder, director, vice president of culinary operations, and executive chef of SDDI since 1987. Mr. Hengst was a director of operations of "Dominiques" restaurant in Washington, D.C. from May through September 1987. From 1984 to 1987, Mr. Hengst was corporate executive chef and director for Food Service for The American Cafe and was responsible for the central kitchen and bake shop, menu changes, and food preparation for all seven American Cafe restaurants. From 1981 to 1984, Mr. Hengst was corporate executive chef for Restaurant Associates in New York, New York, where he supervised over fifteen diverse full-service restaurants. From 1976 to 1981, Mr. Hengst held executive chef positions in Charlotte, North Carolina, Cleveland, Ohio, Houston, Texas, and New York, New York. Prior to 1976, Mr. Hengst worked as a chef in Europe.

     EDWARD H. KAPLAN has been a Director since March 1996 and was a director of SDDI from 1987 until the Merger. He is a real estate developer and investor and has served since 1983 as a Director of Palmer National Bank, Washington, D.C. and subsequently, its successor by merger, George Mason Bankshares until April 2, 1998, when George Mason merged into United Bankshares. Mr. Kaplan received his B.A. from the University of Pennsylvania, Wharton School in 1961. Mr. Kaplan served as President of the United Jewish Appeal Federation of Greater Washington from 1989 to 1991, President of the United Jewish Endowment Fund from 1992 to 1997, and currently is a member of the Maryland Public Television Commission.

     GEORGE A. NADDAFF has been a Director since the Company's organization in April 1994. From April 1994 to March 1996, Mr. Naddaff was also chairman of the Board. In September 1992, he co-founded Olde World Bakeries, Ltd. ("OWB") with Douglas M. Suliman, Jr. and since its inception was its chief executive officer. OWB was a commercial bread bakery which developed a chain of retail gourmet coffee and breakfast shops. In December 1994, OWB sold its assets and discontinued its business. From 1988 until June 1992, Mr. Naddaff was chairman, chief executive officer and a director of New Boston Chicken, Inc. ("Boston Chicken") and from 1988 until 1989, he also served as its president. Mr. Naddaff also was active in the development of Mulberry Child Care Centers, Inc. ("MCC"), which developed a chain of child care centers in the northeast United States. Mr. Naddaff was chairman of the board of MCC until 1991 when he sold his interest in MCC. In 1987, Mr. Naddaff founded Business Expansion Capital Corporation ("BECC"). BECC invests in developing enterprises capable of expansion through replication of successful prototype operation. Boston Chicken and MCC were organized with the assistance of BECC during BECC's first 15 months of operations. From 1987 until the present, he has been the sole officer, director and stockholder of BECC. Since 1995, Mr. Naddaff has been a director of Vie de France, a publicly-traded manufacturer of frozen foods. In September 1995, Mr. Naddaff was named as vice-chairman of First Mortgage Network, Inc., a privately held national company providing mortgage services, and in November 1996, Mr. Naddaff became the chairman and chief executive officer of Ranch *1, a New York restaurant chain.

     LOUIS P. NEEB has been a Director since March 1996 and was a director of SDDI from 1994 until the Merger. Mr. Neeb is currently the president of Neeb Enterprises, Inc., a corporation which provides management consulting services and oversees the operation of an affiliated restaurant company, and chairman of the board and chief executive officer of Casa Ole Restaurants, Inc. He was the president and chief executive officer of The Spaghetti Warehouse, Inc. from July 1991 until January 1994 and of Geest Food USA from 1989 until 1991. From 1982 until 1987, he served as president and chief executive officer of Creative Food N Fun, a subsidiary of W.R. Grace & Co. From 1985 until 1987, be served as president and chief executive officer of a W.R. Grace & Co. affiliate, Taco Villa, Inc. Mr. Neeb was employed by The Pillsbury Company from 1973 until 1982. From 1980 to 1982, he served as an executive vice president of The Pillsbury Company and as chairman and chief executive officer of its affiliate, Burger King Corporation. In 1973, he was director of operations at Steak & Ale Restaurants, Inc. another affiliate of The Pillsbury Company. His leadership role with Steak & Ale Restaurants, Inc. continued until 1980, after serving as vice president of operations and eventually president and chief executive officer. Currently, Mr. Neeb serves as a director of Showbiz Pizza Time, Inc. and Franchise Finance Corporation of America, Inc., both publicly traded companies, and Blue Marlin Restaurants, Inc. Mr. Neeb received a BBA in marketing from Notre Dame University in 1961 and an MBA from George Washington University in 1969.

     CHARLES M. STEINER has been a Director since March 1996. Mr. Steiner was a director of SDDI from 1987 until the Merger. He is the chief executive officer of Branch Group, Inc., an electric distributor. In 1975, Mr. Steiner founded IMARK, an electric cooperative, and in 1991 founded EDIC, a distribution insurance company. He is a director of the National Association of Electric Distributors (NAED). He received a B.B.A. in Accounting from the University of Pittsburgh in 1963.

     DOUGLAS M. SULIMAN, JR. has been a Director since the Company's organization in 1994. Mr. Suliman was also president, treasurer and secretary from the Company's organization until March 1996. In September 1992, he co-founded OWB with Mr. Naddaff. From September 1992 until July 1993, Mr. Suliman served as OWB's president and from August 1993 to December 1994, served as its vice chairman. In 1988, he founded Island Partners Ltd. ("IPL"), a privately owned investment banking firm, and has served as its president since then. IPL performs corporate finance services for privately owned and public companies with particular emphasis on institutional private placements of debt and equity securities and on merger and acquisition advisory engagements. From 1987 until 1988, Mr. Suliman served as managing director of First Reserve Corporation, an investment management company, where he shared responsibility for originating new investments and for fund raising activities. From 1985 until 1987 Mr. Suliman was president, and from 1982 until 1985 he was vice president, of The Boston Company Energy Advisers, Inc. ("TBCEA"). During that time, TBCEA was a wholly owned subsidiary of The Boston Company, Inc. and an indirect subsidiary of Shearson Lehman American Express. TBCEA originated and managed direct investments in the domestic energy industry for institutional clients. Mr. Suliman's responsibilities with TBCEA included the origination, negotiation and management of such investments and management of the reorganization of TBCEA and its investment portfolio following the oil price decline in December 1985. From 1980 until 1982, Mr. Suliman was a loan officer for the First National Bank of Boston. Mr. Suliman received a Bachelor of Science degree from the University of Massachusetts (Amherst) and a Masters of Business Administration degree from Northeastern University.

     There is no family relationship between any of the Company's directors or officers except that Catherine Britton is the wife of Robert T. Giaimo. There are no arrangements between any director of the Company and any other person pursuant to which he was selected as a director.

NON-DIRECTOR EXECUTIVE OFFICERS

     TIMOTHY CUSICK, who has been Area Director of Operations since July 1996, has been recognized as a member of the executive management since April 1998. Mr. Cusick joined the Company in October 1992 and served as a restaurant manager and owner operator until 1996. Mr. Cusick has over eight years of restaurant management experience.

     PATRICK MESKELL has been Senior Vice President, Human Resources since January 1996. Mr. Meskell was an independent consultant to institutions, specializing in the areas of risk management system design and implementation from 1988 to 1992 and Director of Organizational Development & Management & Operations Training for the Student Loan Marketing Association from 1992 to 1995.

     DANIEL BRANNAN has been Vice President, Finance since March 1997 and was the Company's controller from January 1996 to March 1997. Previously, Mr. Brannan was corporate controller for Greenstone Industries, a public manufacturing company with annual sales exceeding $30 million, from 1995 to 1996, and was an auditor with KPMG Peat Marwick LLP from 1991 to 1995. Mr. Brannan is a certified public accountant.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board held four meetings (including telephonic meetings) during 1997. During 1997, each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all Board committees on which he served (during the periods that he served as a member). The Board has a standing audit committee and a standing compensation committee, but does not have a standing nominating committee. The audit committee, composed of Messrs. Steiner, Suliman, and Kaplan, held one meeting during 1997. The principal functions of the audit committee are to make recommendations to the Board regarding the selection of the Company's independent accountants, to consult with the Company's independent accountants and financial and accounting staff, and to review and report to the Board with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls. The compensation committee, composed of Messrs. Clark, Neeb, and Steiner, held eight meetings during 1997. The principal functions of the compensation committee are to review and make recommendations to the Board on all compensation and hiring issues that relate to officers and senior staff members.

SECTION 16 COMPLIANCE

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and other information provided by persons subject to the reporting requirements under the Exchange Act, the Company's directors, officers, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid by the Company with respect to fiscal years 1997, 1996 and 1995 to Robert
T. Giaimo, the Company's Chief Executive Officer and President, and to each of the Company's executive officers as whose aggregate annual cash compensation rate exceeded $100,000 for fiscal year 1997. The following summary information concerning compensation includes service with SDDI prior to the Merger. References to shares subject to option, including those granted by SDDI prior to the Merger, reflect the numbers of shares of Common Stock of the Company issuable, and corresponding exercise prices, after giving effect to the Merger.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                       -------------------------------------
                                                                                                AWARDS             PAYOUTS
                                                                                       ------------------------   ----------
                                                       ANNUAL COMPENSATION                           SECURITIES
                                              --------------------------------------   RESTRICTED    UNDERLYING
                                                                      OTHER ANNUAL        STOCK       OPTIONS/       LTIP
NAME AND PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARD(S)($)    SARS(#)     PAYOUTS($)
---------------------------            -----  ---------   --------   ---------------   -----------   ----------   ----------
Robert T. Giaimo.....................  1997    250,000     50,000         18,000              0              0            0
  President, Chief Executive           1996    240,000          0         18,000              0              0            0
  Officer and Chairman of the          1995    220,000          0         18,000              0              0            0
  Board
Ype Von Hengst.......................  1997    105,000     12,500          6,000              0              0            0
  Vice President, Executive Chef,      1996    105,000     11,814          6,000              0              0            0
  Corporate Secretary and Director     1995     88,000          0          7,962              0              0            0
Patrick Meskell......................  1997     93,690     17,500          6,000              0              0            0
  Senior Vice President, Human         1996     90,000          0          6,000              0              0            0
  Resources                            1995          0          0              0              0        100,016(2)         0
Timothy Cusick.......................  1997     94,792     12,500          6,000              0              0            0
  Area Director of Operations          1996     75,186          0          6,000              0              0            0
                                       1995     50,375          0          3,000              0         26,508(3)         0

                                          ALL OTHER
NAME AND PRINCIPAL POSITION            COMPENSATION($)
---------------------------            ---------------
Robert T. Giaimo.....................       49,037(1)
  President, Chief Executive                44,691(1)
  Officer and Chairman of the               12,000(1)
  Board
Ype Von Hengst.......................       25,573(1)
  Vice President, Executive Chef,           17,049(1)
  Corporate Secretary and Director               0
Patrick Meskell......................            0
  Senior Vice President, Human                   0
  Resources                                      0
Timothy Cusick.......................            0
  Area Director of Operations                    0
                                                 0

---------------
 (1) Amount of annual premiums the Company is paying on a $3,000,000 split dollar life insurance policy on the life of Mr. Giaimo and a $1,500,000 split dollar life insurance policy on the life of Mr. Von Hengst. The 1996 and 1995 amounts for Mr. Giaimo include $12,000 in term life insurance premiums paid by SDDI.

 (2) Includes option to purchase 25,004 shares, of which 40%, representing 10,002 shares, were exercisable at December 28, 1997, and the remainder, representing 15,002 shares, vest 20% each year commencing on December 31, 1997. The options are exercisable at 3/100th of one cent per share through December 30, 2005. Also includes option to purchase up to 75,012 shares at a price of $4.05 per share, which vest in annual increments as follows: 20% on December 31, 1997; 20% on December 31 1998; 25% on December 31, 1999; and 35% on December 31, 2000. Such options are exercisable through December 30, 2005.

 (3) Includes options to purchase 1,400 and 1,770 shares, of which 60% and 40%, respectively, representing 840 and 708 shares, respectively, were exercisable at December 28, 1997, and the remainder, representing 560 and 1,062 shares, respectively, vest 20% each year commencing on February 8, 1998, and December 31, 1997, respectively. The options are exercisable at 3/100th of one cent per share through February 7, 2005 and December 30, 2005, respectively. Also includes option to purchase up to 11,669 shares at a price of $4.05 per share, of which 20%, representing 2,334 shares, were exercisable at December 28, 1997, and the remainder, representing 9,335 shares, vest in annual increments as follows: 20% on August 21, 1998; 25% on August 21, 1999; and 35% on August 21, 2000. Such options are exercisable through August 20, 2005. Also includes option to purchase up to 11,669 shares at a price of $4.05 per share, of which 20%, representing 2,334 shares, were exercisable at December 28, 1997, and the remainder, representing 9,335 shares, vest in annual increments as follows: 20% on December 31, 1997; 25% on December 31, 1998; and 35% on December 31, 2000. Such options are exercisable through December 30, 2005.

STOCK OPTIONS

     No grants of options were made to any executive officer during fiscal 1997.

     The following table provides information as to the number and value of unexercised stock options at December 28, 1997 held by the following executive officers. No stock appreciation rights with respect to the Common Stock were outstanding at such date.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTION/SAR VALUES(1)

                                                                                                              VALUE OF
                                                                                                            UNEXERCISED
                                                                                                            IN-THE-MONEY
                                                                            NUMBER OF SECURITIES            OPTIONS/SARS
                                         SHARES                            UNDERLYING UNEXERCISED          AT FISCAL YEAR
                                        ACQUIRED                      OPTIONS/SARS AT FISCAL YEAR END          END(2)
                                           ON            VALUE       ----------------------------------    --------------
NAME                                   EXERCISE(#)    REALIZED($)    EXERCISABLE(#)    UNEXERCISABLE(#)    EXERCISABLE($)
----                                   -----------    -----------    --------------    ----------------    --------------
Robert T. Giaimo....................        0              0                  0                  0                  0
Ype Von Hengst......................        0              0                  0                  0                  0
Patrick Meskell.....................        0              0             30,004             70,012             18,707
Timothy Cusick......................        0              0             10,217             17,324              4,010
Daniel Brannan......................        0              0              7,401             14,802              5,538


NAME                                  UNEXERCISABLE($)
----                                  ----------------
Robert T. Giaimo....................            0
Ype Von Hengst......................            0
Patrick Meskell.....................       12,472
Timothy Cusick......................        1,232
Daniel Brannan......................        3,691

---------------
(1) Information pertains to options as there were no stock appreciation rights issued or outstanding during the period concerned for the named individuals.
(2) Represents the difference between the fair market value of the Common Stock subject to the options, based on the closing price of $1.25 for the Common Stock on December 26, 1997 (the final trading day of the Company's fiscal year), and the exercise prices of the options.

BENEFIT PLANS

     The Company provides insurance benefits to its officers and other employees, including health, dental, and life insurance, subject to certain deductibles and copayments by employees.

EMPLOYMENT AGREEMENTS

     FOUNDER'S EMPLOYMENT AGREEMENT. The Company and Robert T. Giaimo have entered into a Founder's Employment Agreement effective March 27, 1996. The base compensation under the agreement is $240,000 per annum, increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area. Benefits under the agreement include four weeks paid vacation, health and dental insurance, life and disability insurance, director and officer liability insurance and a $3,000,000 "split-dollar" life insurance agreement. Perquisites include an up to $500 per month car allowance, an education fee of $1,000 per month, and free shift meals.

     The Founder's Employment Agreement has an initial term of five years and, starting on its first anniversary, is renewable for five years from each anniversary. If at any such anniversary the Board does not renew, the agreement will expire five years from such anniversary (the five-year period beginning on such anniversary shall hereinafter be referred to as the "Expiration Term"). Mr. Giaimo's Employment Agreement was renewed on April 13, 1998 and, as renewed, expires in March 2003. During the Expiration Term, the employee may, upon at least sixty days prior written notice, terminate the agreement immediately and such termination shall be an "Involuntary Termination." The Company may terminate the agreement upon the death or disability of the employee or for cause. If terminated for death, the employee's estate shall be entitled to receive all accrued compensation plus a severance amount equal to one year's base compensation (as adjusted to the date of death). The decedent's family will also be provided health insurance for one year from date of death. If terminated for disability, the employee shall be entitled to receive all accrued compensation plus a severance amount equal to his then current base compensation for a period of five years, but reduced dollar for dollar by all amounts received by the employee under disability insurance. If terminated for cause, the employee shall be entitled to receive all accrued compensation. Mr. Giaimo may terminate the agreement by reason of an Involuntary Termination or a material breach by the Company. If an Involuntary Termination occurs, the employee shall be entitled to a severance amount equal to: (i) his base compensation, including all bonuses, for the immediately preceding fiscal year (the "Annual Amount"), (ii) divided by 365, and (iii) multiplied by the number of days remaining in the Expiration Term. If Mr. Giaimo terminates the Founder's Employment Agreement within the first five years of the agreement for a material breach by the Company (as specified in the Founder's Employment Agreement), he shall be entitled to receive the Annual Amount multiplied by ten. If the material breach occurs after the first five years of the agreement, the Annual Amount shall be multiplied by five. Additionally, if a termination for a material breach occurs prior to the earlier of (i) the end of the first five years of the agreement, or (ii) the completion of an underwritten public offering of the Company's Common Stock from which it realizes $15,000,000, then the Company shall be obligated, at the employee's option, to purchase all of Mr. Giaimo's Common Stock at fair market value.

     OFFICER EMPLOYMENT AGREEMENTS. The Company entered into letter agreements with Patrick Meskell on December 4, 1995 and Daniel Brannan on December 31, 1995 (amended in March 1997), which are terminable at any time by either party thereto. However, if the Company terminates the agreement in the first three years, the Company will pay the base salary for 12 months for Mr. Meskell and 6 months for Mr. Brannan, or until the employee has found alternate employment. During this same three-year period, the employee must give the Company at least six months notice in advance of termination. The agreements provide for (i) Mr. Meskell's employment as senior vice president of human resources with a base salary of $90,000, and Mr. Brannan's employment as controller (vice president of finance as amended in March 1997) with an initial base salary of $56,000 ($80,000 as amended in March 1997), with future adjustments to each to be determined by the Board, and (ii) eligibility for a bonus pursuant to a bonus plan which has been established by the Board. However, with respect to Mr. Meskell, the annual increase cannot be less than the annual increase in the Consumer Price Index for Washington, D.C. Both employees receive a $500 per month car allowance and maximum coverage under the Company's life and health insurance plans. Each employee agrees not to compete with the Company within the continental United States for a period of one year following termination.

DIRECTOR COMPENSATION

     Pursuant to the 1996 Non-Employee Director Stock Option Plan, each Non-Employee Director was granted an option to purchase 1,000 shares of Common Stock on the first day of each calendar quarter in fiscal 1997. Options granted may be exercised at a price equal to 100% of the fair market value on the date of grant. Options granted under the plan are exercisable at any time in whole or in part for a period of three years from the date of grant, and vest immediately. Other than the previously described option grants, and the reimbursement of certain expenses, Non-Employee Directors currently receive no other compensation for service as directors. See "PROPOSAL TO APPROVE THE ADDITION OF 75,000 SHARES OF COMMON STOCK TO SILVER DINER, INC. 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN."

RELATED PARTY TRANSACTIONS

     SILVER DINER POTOMAC MILLS, INC. To obtain the funds required to satisfy the obligation of Silver Diner Limited Partnership ("SDLP") under the SDLP partnership agreement to open a Silver Diner restaurant at Potomac Mills, Robert
T. Giaimo formed Robert Giaimo Development, Inc. ("RGDI"), which is wholly owned by Robert T. Giaimo. RGDI then borrowed an aggregate of $2,470,000 from the Small Business Administration and from three commercial banks, which amounts were guaranteed by Robert T. Giaimo. These funds were used by RGDI to purchase the site on which the Potomac Mills Silver Diner restaurant is located, to purchase an adjacent parking lot, and to construct and equip the Potomac Mills Silver Diner restaurant. RGDI then leased the Potomac Mills restaurant and adjacent parking lot pursuant to lease agreements dated October 14, 1991 and May 27, 1992 (the "Potomac Leases"), to Silver Diner Potomac Mills, Inc. ("SDPMI"), which is wholly owned by Robert T. Giaimo. On June 17, 1997, the Company purchased from RGDI an undivided 70% interest in that portion of the adjacent property used as a parking lot for the Silver Diner Restaurant. The total purchase price was $408,000, of which $267,000 was borrowed from a bank and bears interest at 9.25% annually, matures in June, 1999 and is secured by the land.

     The Potomac Leases have terms of 20 years commencing on December 1, 1991 and May 27, 1992. The amounts of property leased were reduced by the land purchase described above. As a result of the purchase, the aggregate payments of annual base rent are $358,000 in 1998 and increase annually based on the Consumer Price Index. The Potomac Leases also require the payment of percentage rent based on Gross Receipts (as defined in the leases) from the Potomac Mills Silver Diner restaurant and the parking lot. The rental receipts are used to service the debt incurred by RGDI in connection with the construction of the Potomac Mills Silver Diner restaurant and the acquisition of the parking lot. At December 28, 1997, annual lease payments were $342,000 and annual debt service was $261,000.

     At the time of entering into the Potomac Lease, SDPMI entered into a management agreement (the "Management Agreement") with SDLP, since assumed by SDDI. The Management Agreement provides that SDDI is the exclusive manager of the Potomac Mills Silver Diner restaurant and receives all of the Net Profits (as defined in the agreement) from the restaurant and is responsible for paying all operating costs and expenses, including rent. The Management Agreement is unlimited in duration and can only be terminated by mutual agreement of SDPMI and SDDI or, following notice, failure of the manager to meet its management obligations and responsibilities. Through December 28, 1997, the Potomac Mills Silver Diner has not generated any Net Profits. RGDI has granted the Company an option to purchase the Potomac Mills Silver Diner for an amount equal the fair market value, on the date of purchase, as determined by an appraisal. The Management Agreement between SDPMI and SDDI remains in effect.

REPORT TO STOCKHOLDERS ON COMPENSATION

     The Compensation Committee of the Board of Directors is composed solely of non-employee Directors. The Compensation Committee determines all aspects of the compensation to be paid to the Company's executive officers. The Company's executive compensation program is designed to promote the following objectives:
(i) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long term success of the Company; (ii) to align management's interests with the Company's by tying a portion of the executive's compensation to the Company's performance; and (iii) to align management's interests with stockholders by including long term equity incentives as part of the executive's compensation. The compensation of the Company's executive officers includes cash compensation, long-term incentive compensation in the form of stock options, and participation in various benefit plans, most of which are generally available to employees of the Company.

     CASH COMPENSATION. Cash compensation of the Company's executive officers consists of a base salary and, if earned, an annual performance bonus. The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In formulating these recommendations, the Chief Executive Officer considers the overall performance of the Company and base salaries of executive officers at similarly situated restaurant companies, taking into consideration the individual experience of these officers, and conducts an informal evaluation of individual officer performance. Final decisions on any adjustments to the base salary for executives, other than the Chief Executive Officer, are made by the Committee in conjunction with the Chief Executive Officer. The Committee's evaluation of the recommendations by the Chief Executive Officer considers the same factors outlined above and is subjective with no particular weight assigned to any one factor.

     The Committee considers the factors outlined above in evaluating the base salary of Robert T. Giaimo, the Company's Chief Executive Officer. Additionally, the Committee's evaluation of Mr. Giaimo's base salary also included reviewing national and regional compensation information for executives in the restaurant industry, including a compensation report regarding the compensation of restaurant executives prepared by a compensation consultant for the Committee and information contained in proxy statements filed by other restaurant companies.

     The Company's management, including executive officers, are eligible to receive annual incentive awards based on the Company's financial performance and the efforts of its executives. Performance is measured based on restaurant-level profitability, control of corporate overhead expenses and timely achievement of store development schedule. The executive officers received $100,000 in cash bonuses for 1997 based on attainment of restaurant operating margin goals.

     STOCK OPTIONS. The executive officers, as well as other key employees, are eligible to participate in the Company's Stock Option Plan. The purpose of the Stock Option Plan is to provide increased incentives to salaried employees, to encourage new employees to become affiliated with the Company and to align the interests of such persons with those of the Company's stockholders. The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine the individuals to whom the stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and conditions of the Stock Option Plan.

     OTHER COMPENSATION. The Company provides certain other benefits to the executive officers, such as health insurance, that are generally available to Company employees. In addition, officers and key employees of the Company may be eligible to receive supplemental disability coverage, automobile allowance and insurance benefits.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the total cumulative return on the Common Stock from December 29, 1994 through December 28, 1997 with the CRSP Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Stocks for (SIC 5800-5899) eating and drinking companies (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume the value of an investment in the Common Stock, the Market Group and the Peer Group was $100 on December 29, 1994. The Company's Common Stock was traded on the OTC Bulletin Board under the symbol FDTR until March 27, 1996 when it began trading on the Nasdaq National Market under the symbol SLVR.

                  [LINE GRAPH APPEARS BELOW WITH PLOT POINTS]

               Company            Market                Peer
                Index             Index                 Index
               -------            ------               -------

               100.000            100.000              100.000
               100.000            101.118              104.101
                98.958            105.809              109.776
                97.222            109.538              107.770
                97.222            111.774              110.384
                97.222            116.685              119.315
               100.000            124.204              120.175
               100.000            133.898              126.366
               100.000            136.903              130.543
               109.722            139.352              128.677
               109.722            136.809              122.672
               111.111            138.573              126.128
               109.722            141.823              122.825
               106.250            140.034              117.725
               116.667            149.764              125.439
               136.111            147.299              133.878
               152.778            160.203              141.262
               144.444            168.748              141.337
               133.333            156.121              137.273
               130.556            146.130              123.545
               108.333            154.175              129.590
               113.889            166.432              128.428
               122.222            164.558              119.696
               108.333            173.021              126.054
                80.556            174.650              119.414
               108.333            184.400              121.783
                83.333            180.894              112.370
                77.778            171.272              108.678
                69.444            163.135               97.063
                75.000            187.768              106.909
                66.667            194.267              110.199
                63.889            212.314              114.352
                59.733            215.852              109.184
                45.844            227.791              116.937
                44.444            224.064              114.775
                34.733            216.655              100.456
                25.689            206.076              101.501

TOTAL RETURNS INDEX               12/29/94    12/29/95    12/27/96    12/28/97
-------------------               --------    --------    --------    --------
Silver Diner, Inc..............    100.000     109.722      80.556      25.689
The Market Group...............    100.000     141.823     174.650     206.076
The Peer Group.................    100.000     122.825     119.414     101.501

             PROPOSED AMENDMENTS TO THE COMPANY'S STOCK OPTION PLAN

     The Board believes that the Company's policy of encouraging stock ownership by its officers and key employees, through the granting of stock options, is a key element in the Company's growth and success by enhancing its ability to attract and retain high quality personnel. The level of competition for highly qualified employees is intense in the food service industry. The Board therefore continues to believe that a competitive stock option program is an important factor in recruiting, retaining and motivating officers and key employees.

PROPOSED AMENDMENT TO INCREASE SHARES OF COMMON STOCK SUBJECT TO THE STOCK OPTION PLAN

     The Company's Stock Option Plan currently authorizes the grant of options to purchase a maximum of 350,000 shares of Common Stock, subject to adjustment for stock splits and similar capital changes. As of December 28, 1997, options to purchase 10,000 shares of Common Stock have been granted, of which none have been exercised. Assuming that all of the above-described options were granted and exercised, the shares of Common Stock issued would constitute approximately 2.9% of the Company's currently outstanding Common Stock.

     The Board of Directors proposes that the Stock Option Plan be amended to increase the number of shares of Common Stock available for grant under the Stock Option Plan from 350,000 shares to 1,200,000 shares. The Board of Directors believes that equity participation is a key element in its overall compensation program and has developed a formal framework to govern the granting of stock options to officers and key employees. In order to continue the framework for granting options, the additional 850,000 shares must be made available for grant under the Stock Option Plan. If the amendment to the Stock Option Plan is approved by stockholders holding a majority of the outstanding Common Stock present and entitled to be voted at the Meeting, all of the Company's outstanding options granted under the Stock Option Plan, if granted and exercised, would constitute approximately 9.4% of the Company's currently outstanding Common Stock.

     Since the end of the Company's 1997 fiscal year, the Board of Directors has granted options to purchase an aggregate of 810,000 shares of Common Stock as follows: 400,000 shares to Mr. Giaimo; 150,000 shares to Mr. Hengst; 100,000 shares to Mr. Meskell; 100,000 shares to Mr. Cusick; and 60,000 shares to Mr. Brannan. Of such options, those granted to the following persons, aggregating options for 470,000 shares, are subject to the stockholders approving the increase in the shares of Common Stock under the Stock Option Plan: 232,098 shares to Mr. Giaimo; 87,037 shares to Mr. Hengst; 58,024 shares to Mr. Meskell; 58,024 shares to Mr. Cusick; and 34,814 shares to Mr. Brannan. The options are exercisable at a price of $1.25 per share, which was equal to 100% of the market price per share when granted, except for the options granted to Mr. Giaimo, which have an exercise price of $1.375 per share representing 110% of the market price per share when granted. The options vest at a rate of 10% per year. An additional 18% of the options shall vest when the market price of the Common Stock is greater than $5.00 per share, $7.50 per share, and $10.00 per share, and the options shall vest 100% when the market price of the stock is greater than $12.00 per share.

DESCRIPTION OF THE STOCK OPTION PLAN

     ADMINISTRATION. The Stock Option Plan is to be administered by the Board or the Compensation Committee. The Board or the Compensation Committee, however, will only have the authority to determine terms and conditions of the Common Stock issuances to participants under the Stock Option Plan to the extent such terms and conditions are not otherwise stated in the Stock Option Plan.

     EFFECTIVE DATE. The Stock Option Plan became effective as of September 11, 1996, and will continue in effect for a term of ten years unless terminated sooner as provided in the Stock Option Plan.

     ELIGIBILITY. All of the Company's officers and other key employees are eligible to participate in the Stock Option Plan (the "participants").

     SHARES SUBJECT TO THE STOCK OPTION PLAN. The aggregate number of shares subject to the Stock Option Plan will not exceed 350,000 shares, subject to anti-dilution adjustments and to the proposal to increase the number of shares subject to the Stock Option Plan to 1,200,000 if approved by stockholders holding a majority of the outstanding Common Stock present and entitled to be voted at the Meeting. If any change is made to the Common Stock subject to the Stock Option Plan (whether by reason of a recapitalization, stock split or reverse, combination or exchange of shares, or other capital change affecting the Common Stock), the Board is authorized to make appropriate adjustments to the maximum number of shares subject to the Stock Option Plan. The Company plans to file a post-effective amendment to its registration statement on Form S-8 to register the additional shares to be issued under the Stock Option Plan.

     PROVISIONS OF THE STOCK OPTION PLAN. Options granted under the Stock Option Plan will either be incentive stock options as such term is defined under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options not intended to qualify as such ("non-qualified stock options"). The exercise price of each share of Common Stock underlying an incentive stock option equals 100% of the fair market value of the Common Stock on the date of grant of such option; provided, however, that the exercise price of incentive stock options granted to holders of at least 10% of the Company's Common Stock may not be less than 110% of such fair market value. The exercise price of each share of Common Stock underlying a non-qualified stock option may not be less than the par value of a share of Common Stock on the date of grant of the option.

     Options are exercisable in whole or in part at any time over the exercise period, but in no event may the exercise period exceed 10 years from the date of grant of each incentive stock option or non-qualified stock option; provided, however, that the exercise period for incentive stock options granted to holders of at least 10% of the Company's Common Stock may not exceed five years from the date of grant of such options. Unless otherwise provided by the Compensation Committee, all options vest over a five year period with no options vesting prior to two years from the date of grant. The option exercise price must be paid in full, at the time of exercise, in cash or, with Board approval, in shares of Common Stock having a fair market value in the aggregate equal to the option exercise price or in a combination of cash and such shares.

     In the event that a participant (other than an independent consultant) ceases to maintain continuous service to the Company, for any reason other than death, disability or termination for cause, an exercisable stock option will continue to be exercisable for thirty days but in no event after the expiration date of such option. If a participant dies or is disabled, exercisable stock options will continue to be exercisable for nine months, to the extent exercisable by the participant immediately prior to his death or disability. A stock option terminates automatically and is no longer exercisable as of the date a participant is terminated for cause.

     Options are nontransferable except in the event of death or disability in which case the options may be exercised by the successor or representative of the deceased participant at any time within nine months after the date of death but in no event after the expiration date of such options. Notwithstanding the foregoing, the Board may permit transfer of non-qualified stock options during the exercise period. The shares issued on exercise of the options will not be subject to any transfer restriction except those mandated by applicable federal and state securities laws.

     CERTAIN TAX MATTERS. The following is a summary, and does not purport to be a complete description, of certain federal income tax aspects of the Stock Option Plan and transactions thereunder. Furthermore, no information is given with respect to any state, local, or foreign taxes which may be applicable.

     Under the Stock Option Plan, a participant will not recognize taxable income, and the Company will not be entitled to a deduction, upon the grant of either an incentive stock option or a non-qualified stock option.

     Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of each share of common stock on the date of exercise exceeds the option price. The amount so recognized as income will be deductible by the Company. Upon any subsequent sale of shares acquired through a non-qualified stock option by a participant, the participant's basis in the shares purchased for determining gain or loss will be their fair market value on the date of exercise of the non-qualified stock option, if such shares were acquired for cash. If the exercise of the option is made by delivery of shares of common stock in payment of the option price, the shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new shares of common stock. Such equivalent number of new shares has the same basis and holding period as the shares exchanged. The number of shares received in excess of the number of shares delivered is included in the participant's income at the fair market value thereof at the time of exercise. Any gain or loss recognized upon the sale or other disposition of such shares will be capital gain or loss, either long-term or short-term depending upon the holding period of such shares (which begins on the date the participant recognizes income with respect to such shares).

     Upon exercise of an incentive stock option, the participant will generally not recognize ordinary income and the Company will generally not be entitled to a deduction at the time of exercise. Upon subsequent sales by a participant of shares acquired through the exercise of an incentive stock option, the participant's basis in the shares purchased for determining gain or loss will be the option price paid for the stock. Any gain will be capital gain unless the shares are sold within one year from the date of the exercise of the option to which the shares relate or within two years from the date of the issuance of the option to which they relate, in which case a portion of the gain may be treated as ordinary income. The ordinary income portion of the gain would equal the lesser of (i) the amount of gain recognized upon the sale or (ii) the amount by which the fair market value of the shares exceeded the option price on the date of exercise. The amount so treated as ordinary income will be deductible by the Company.

     The foregoing is not to be considered as tax advice to any persons who may be Stock Option Plan participants and any such persons are advised to consult their own tax counsel.

     AMENDMENTS AND TERMINATION. The Board may from time to time suspend, terminate, modify, or amend the Stock Option Plan, provided that no suspension, termination, modification, or amendment of the Stock Option Plan may adversely affect any rights under the Stock Option Plan unless the written consent of those affected is obtained. Unless terminated earlier by the Board, the Stock Option Plan will terminate on September 11, 2006.

                  PROPOSED AMENDMENTS TO THE 1996 NON-EMPLOYEE
                           DIRECTOR STOCK OPTION PLAN

     The Board believes that it is desirable that individuals who serve as directors of, but who are not employees of, the Company ("Non-Employee Directors") have a financial interest in the Company's performance. As a result, on May 29, 1996, the Board adopted the 1996 Non-Employee Director Stock Option Plan (the "Director Plan").

PROPOSED AMENDMENT TO INCREASE SHARES OF COMMON STOCK SUBJECT TO THE DIRECTOR
PLAN

     The Company's Director Plan currently authorizes the grant of options to purchase a maximum of 75,000 shares of Common Stock, subject to adjustment for stock splits and similar capital changes. As of December 28, 1997, options to purchase 63,000 shares of Common Stock were granted and none have been exercised. Assuming that all of the above-described options were granted and exercised, the shares of Common Stock issued would constitute approximately 0.6% of the Company's currently outstanding Common Stock.

     The Board of Directors proposes that the Director Plan be amended to increase the number of shares of Common Stock available for grant under the Director Plan from 75,000 shares to 150,000 shares. In order to continue the framework for granting options, the additional 75,000 shares must be made available for grant under the Director Plan. If the amendment to the Director Plan is approved by the Company's stockholders, all of the Company's outstanding options granted under the Director Plan, if granted and exercised, would constitute approximately 1.3% of the Company's currently outstanding Common Stock.

DIRECTOR PLAN ACTIVITY IN FISCAL 1997

     Under the plan, each non-employee director is granted an option to purchase 1,000 shares of the Company's Common Stock at fair market value on the first day of each calendar quarter. Other than the Director Plan and the reimbursement of certain expenses, Non-Employee Directors currently receive no other compensation for service as directors. During fiscal 1997, each of the Company's seven Non-Employee Directors received options to purchase an aggregate of 4,000 shares of the Company's Common Stock, none of which were exercised during fiscal 1997.

DESCRIPTION OF THE DIRECTOR PLAN

     ADMINISTRATION. The Director Plan is administered by the Board. The Board or any Board committee has the authority to administer the plan.

     EFFECTIVE DATE. The Director Plan became effective as of May 29, 1996, and will continue in effect for a term of ten years unless terminated sooner as provided in the Director Plan.

     ELIGIBILITY. All Non-Employee Directors participate in the Director Plan (the "participants").

     SHARES SUBJECT TO THE DIRECTOR PLAN. The aggregate number of shares subject to the Director Plan may not exceed 75,000 shares, subject to anti-dilution adjustments and to the proposal to increase the number of shares subject to the Director Plan to 150,000 if approved by stockholders holding a majority of the outstanding Common Stock present and entitled to be voted at the Meeting. If any change is made to the Common Stock subject to the Director Plan (whether by reason of a recapitalization, stock split or reverse, combination or exchange of shares, or other capital change affecting the Common Stock), the Board is authorized to make appropriate adjustments to the maximum number of shares subject to the Director Plan. The Company plans to file a post-effective amendment to its registration statement on Form S-8 to register the additional shares to be issued under the Director Plan.

     PROVISIONS OF THE DIRECTOR PLAN. Options are exercisable in whole or in part at any time over the exercise period, but in no event will the exercise period exceed three years from the date of grant of each option. All options vest immediately and are non-transferable except in the event of death or disability in which case the options may be exercised by the successor or representative of the deceased or disabled Non-Employee Director during the exercise period. The shares issued upon the exercise of the options are not subject to any transfer restriction except those mandated by applicable federal and state securities laws.

     CERTAIN TAX MATTERS. The following is a summary, and does not purport to be a complete description, of certain federal income tax aspects of the Director Plan and transactions thereunder. Furthermore, no information is given with respect to any state, local, or foreign taxes which may be applicable.

     Under the Director Plan, a participant will not recognize taxable income, and the Company will not be entitled to a deduction, upon the grant of an option. Upon exercise of such option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of each share of common stock on the date of exercise exceeds the option price. The amount so recognized as income will be deductible by the Company. Upon any subsequent sale of shares by a participant, the participant's basis in the shares purchased for determining gain or loss will be their fair market value on the date of exercise, if such shares were acquired for cash. If the exercise of the option is made by delivery of shares of common stock in payment of the option price, the shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new shares of common stock. Such equivalent number of new shares has the same basis and holding period as the shares exchanged.

     The number of shares received in excess of the number of shares delivered is included in the participant's income at the fair market value thereof. Any gain or loss recognized upon the sale or other disposition of such shares will be capital gain or loss, either long-term or short-term depending upon the holding period of such shares (which begins on the date the participant recognizes income with respect to such shares).

     The foregoing is not to be considered as tax advice to any persons who may be Director Plan participants and any such persons are advised to consult their own tax counsel.

     AMENDMENTS AND TERMINATION. The Board may from time to time suspend, terminate, modify, or amend the Director Plan, provided that no suspension, termination, modification, or amendment of the Director Plan may adversely affect any rights under the Director Plan unless the written consent of those affected is obtained. Unless terminated earlier by the Board, the Director Plan shall continue in effect for a term of 10 years.

                            INDEPENDENT ACCOUNTANTS

     The firm of Deloitte & Touche LLP serve as the Company's independent accountants. Representatives of Deloitte & Touche LLP are expected to attend the Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the stockholders.

                                 OTHER MATTERS

     The Board knows of no other business which may come before the Meeting. If, however, any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented at the Company's annual meeting of stockholders in 1999 must be received by the Company's secretary at the Company's principal executive offices not later than February 10, 1999 for inclusion in the proxy statement for that meeting.

                          METHOD OF PROXY SOLICITATION

     The entire cost of this solicitation of proxies will be borne by the Company. The Company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

                                         By Order of the Board of Directors,



                                         Ype Von Hengst
                                         Secretary


April 27, 1998

                               SILVER DINER, INC.
                 FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 10, 1998.

   This Proxy is solicited on behalf of the Board of Directors of Silver Diner, Inc. (the "Company"). The undersigned holder of shares of common stock ("Shares") of the Company hereby appoints Robert T. Giaimo, Chairman, President, Chief Executive Officer, and Treasurer, or failing him, Ype Von Hengst, Director, Vice President, Executive Chef, and Secretary, as Proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting (the "Meeting") of shareholders of the Company to be held on Wednesday June 10, 1998 at 10:00 a.m. (Eastern time), at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, and at any adjournments thereof, and hereby revokes any Proxy previously given by the undersigned. If this Proxy is not dated, it shall be deemed to be dated on the date on which this Proxy was mailed by the Company.

   Without limiting the general powers hereby conferred, the Shares represented by this Proxy are to be:

1. [ ] VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or

   [ ] WITHHELD FROM VOTING for all nominees listed below.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

Robert T. Giaimo      Catherine Britton     Clinton A. Clark       Ype Von Hengst              Edward H. Kaplan
George A. Naddaff     Louis P. Neeb         Charles M. Steiner     Douglas M. Suliman, Jr.

2. Voted FOR [ ], or AGAINST [ ], or ABSTAIN FROM [ ] the increase in the number of shares of Common Stock that may be granted pursuant to the Silver Diner, Inc. Stock Option Plan from 350,000 shares to 1,200,000 shares.

3. Voted FOR [ ], or AGAINST [ ], or ABSTAIN FROM [ ] the increase in the number of shares of Common Stock that may be granted pursuant to the Silver Diner, Inc. 1996 Non-Employee Director Stock Option Plan from 75,000 shares to 150,000 shares.

                         (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

(CONTINUED FROM PREVIOUS SIDE)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted in favor of each of the nominees in Proposal 1 and in favor of each of Proposals 2 and 3 set forth above.

                                            Please sign exactly as name appears
                                            below. When shares are held by joint
                                            tenants, both should sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated           , 1998

                                            ____________________________________
                                            Signature

                                            ____________________________________
                                            Signature, if Held Jointly

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.